Exhibit 10.33.1

Execution Version

FIRST AMENDMENT

TO THE

STOCK PURCHASE AND INVESTOR RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE STOCK PURCHASE AND INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of April 2, 2012, by and between PS Holdings of Delaware, LLC—Series A, a Delaware limited liability company (“Investor”), and Pacific Sunwear of California, Inc., a California corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Stock Purchase and Investor Rights Agreement, dated December 7, 2011, between Investor and the Company (the “Stock Purchase Agreement”).

WHEREAS, Investor and/or its Affiliates have extended to the Company a term loan pursuant to that certain Credit Agreement, dated as of December 7, 2011, by and among the Company, the guarantors party thereto, the Lenders party thereto and PS Holdings Agency Corp., a Delaware corporation, as Administrative Agent (the “Credit Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by the Credit Agreement, Investor purchased from the Company 1,000 shares of Convertible Series B Preferred Stock of the Company, $.01 par value (the “Series B Preferred Stock”), upon the terms and subject to the conditions set forth in the Stock Purchase Agreement;

WHEREAS, Section 6B of the Stock Purchase Agreement provides that the Company and Investor may amend the terms of the Stock Purchase Agreement only with the prior written consent of Investor; and

WHEREAS, the Company and Investor deem it necessary and advisable to amend and restate Section 1A and Section 1B of the Stock Purchase Agreement to conform their language to the terms of Section 3.08 of the Credit Agreement such that Section 1A and Section 1B of the Stock Purchase Agreement appropriately reflect the intentions of the Company and Investor when the Stock Purchase Agreement and Credit Agreement were entered into.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendment.

(a)    Section 1A of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Purchase and Sale of the Series B Preferred Stock. Prior to the Closing (as defined below), the Company shall have designated one thousand (1,000) shares of the Series B Preferred Stock in accordance with the Certificate of Determination of Preferences of Series B Preferred Stock attached hereto as Exhibit A (the “Certificate of Determination”) and shall have authorized the sale and issuance of such Series B Preferred Stock to Investor at an aggregate purchase price determined in accordance with Section 3.08 of the Credit Agreement.

At the Closing and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to Investor, and Investor shall purchase from the Company, 1,000 shares of Series B Preferred Stock at an aggregate purchase price determined in accordance with Section 3.08 of the Credit Agreement.

(b)    Section 1B of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

The Closing.    Upon the terms and subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Series B Preferred Stock hereunder (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 555 California Street, 27th Floor, San Francisco, California, on the date hereof simultaneous with the execution of this Agreement. At the Closing, Investor shall deliver an aggregate amount equal to $60 million (i) in consideration for the Series B Preferred Stock and (ii) in satisfaction of Investor’s and its Affiliates’ funding obligations under Section 2.01 of the Credit Agreement to the Company by wire transfer of immediately available funds to a bank account designated in writing by the Company and, upon receipt of such $60 million, the Company shall deliver to Investor (i) certificates representing the shares of Series B Preferred Stock purchased by Investor from the Company hereunder and (ii) evidence of the due and effective filing, effective as of no later than the date hereof (and, in any event, prior to the effectiveness of the Closing hereunder), of the Certificate of Determination with the Secretary of State of the State of California.

Section 2.    Miscellaneous.

2A.    Reference to and Effect on the Stock Purchase Agreement.    Except as expressly modified by Section 1 of this Agreement, the Stock Purchase Agreement shall continue and remain in full force and effect in accordance with its terms. All references to the Stock Purchase Agreement shall hereafter mean the Stock Purchase Agreement as amended by this Agreement.

2B.    Amendment and Waiver.    The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Investor.

2C.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts (including via facsimile or electronic transmission), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

2D.    Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

2E.    Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

INVESTOR:		COMPANY:

PS Holdings of Delaware, LLC – Series A		Pacific Sunwear of California, Inc.

By:	/s/ Joshua Olshansky	By:	/s/ Craig Gosselin
Name:	Joshua Olshansky	Name:	Craig Gosselin
Its:	Manager	Its:	Senior Vice President & General Counsel

[Signature Page to First Amendment to the Stock Purchase and Investor Rights Agreement]